Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Biofrontera Inc. on Form S-1 of our report dated March 15, 2024, with respect to our audits of the consolidated financial statements of Biofrontera Inc. as of December 31, 2023 and 2022 and for the two years in the period ended December 31, 2023 appearing in the Annual Report on Form 10-K of Biofrontera Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Morristown, New Jersey

January 17, 2025